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                         CONSECO, INC. AND SUBSIDIARIES
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                                   Exhibit 11.1

                   COMPUTATION OF EARNINGS PER SHARE - PRIMARY

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                                                                                          Years ended December 31,
                                                                               ------------------------------------------
                                                                               1993                 1992             1991
                                                                               ----                 ----             ----
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Shares outstanding, beginning of year                                       24,911,148           24,676,658        20,586,196

Weighted average shares issued (acquired) during the year:

   Shares issued in public offering                                               -                    -              357,306
   Shares issued under employee
       stock plans                                                               1,666               15,127            17,258
   Treasury stock acquired                                                    (226,116)          (1,043,909)         (982,542)
   Exercise of stock options                                                   512,072            1,399,224           151,514
   Preferred stock conversions                                                     161                  -                 -
   Common equivalent shares related to:
       Stock options at
          average market price                                               3,680,380            4,167,851         4,641,806
       Employee stock plans                                                    365,538              263,649           146,168
                                                                          ------------         ------------      ------------

Weighted average primary shares outstanding                                 29,244,849           29,478,600        24,917,706
                                                                          ------------         ------------      ------------
                                                                          ------------         ------------      ------------

Net income for primary earnings per share:

   Net income as reported                                                  $297,016,000        $169,461,000      $116,016,000

   Elimination of income as if warrants
       to purchase common stock of an
       affiliate and certain subsidiaries of
       the Partnership were exercised                                          -                 (3,962,000)       (7,032,000)
                                                                          ------------         ------------      ------------
       Adjusted net income                                                 297,016,000          165,499,000       108,984,000

   Less preferred stock dividends                                          (20,567,000)          (5,500,000)       (6,830,000)
                                                                          ------------         ------------      ------------
Net income for primary earnings
   per share                                                              $276,449,000         $159,999,000      $102,154,000
                                                                          ------------         ------------      ------------
                                                                          ------------         ------------      ------------
Net income per primary common share                                              $9.45                $5.43             $4.10
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